EXHIBIT 5.1

July 9, 2008

Metro One Telecommunications, Inc.

11200 Murray Scholls Place

Beaverton, Oregon 97007

Ladies and Gentlemen:

We have acted as counsel to Metro One Telecommunications, Inc., an Oregon corporation (the “Company”), in connection with the Registration Statement on Form S-3, as amended to date (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by certain selling shareholders of up to 1,444,635 shares (the “Shares”) of Common Stock, no par value, of the Company (the “Common Stock”) initially issuable upon conversion of the Series A Convertible Preferred Stock, no par value, of the Company (the “Convertible Preferred Stock”).

We have examined the Registration Statement, and the Third Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company, both as amended and in effect on June 5, 2007.  We also have examined the originals, or duplicates or certified or conformed copies, of such other corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued on conversion of the Convertible Preferred Stock, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of the State of Oregon (including the statutory provisions, all applicable provisions of the Oregon Constitution and reported judicial decisions interpreting the foregoing).  Our opinion is further limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder, including Item 509 of Regulation S-K.

Very truly yours,

/s/ HELLER EHRMAN LLP

Heller Ehrman LLP   333 South Hope Street, 39th Floor   Los Angeles, CA   90071-3043   www.hellerehrman.com

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